Exhibit 99.1

World Fuel Services Corporation Names Jorge L. Benitez to the Board of Directors

MIAMI--(BUSINESS WIRE)--January 5, 2015--World Fuel Services Corporation (NYSE: INT) today announced that it has appointed Jorge L. Benitez to the Board of Directors of the company.

Mr. Benitez retired from Accenture in August 2014 after more than 33 years of service, the last three years of which Mr. Benitez served as Chief Executive of North America, where he had primary responsibility for Accenture’s business and operations in North America. From September 2006 to August 2011, Mr. Benitez served as Chief Operating Officer, Products Operating Group, the largest of Accenture’s five operating groups, where he was responsible for executing the business strategy and ensuring operational excellence across a wide set of consumer industry groups, including: automotive; air, freight & travel services; industrial equipment; and infrastructure & transportation services. Prior to that, Mr. Benitez held various senior leadership roles and other positions since joining Accenture in 1981.

“We are extremely pleased to welcome Jorge to our board,” said Michael J. Kasbar, chairman and chief executive officer. “His strategic and operational experience will prove invaluable on our path forward to creating value for our customers, suppliers and shareholders in the years ahead.”

Mr. Benitez will serve as a member of the Technology and Operations and Governance committees.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global fuel logistics, transaction and payment processing company, principally engaged in the distribution of fuel and related products and services in the aviation, marine and land transportation industries. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial, and government accounts. The company also offers transaction management services which consist of card payment solutions and merchant processing services to customers in the aviation, marine and land transportation industries. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer